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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AUGUST 24, 2006

                     LIBERTY MEDIA, IDT CLOSE FIRST STAGE OF
                    LIBERTY ACQUISITION OF IDT ENTERTAINMENT


Englewood, CO and Newark, NJ -- Liberty Media Corporation (NASDAQ:LINTA, LCAPA) and IDT Corporation (NYSE: IDT, IDT.C) announced today that they have completed the first stage of the previously announced acquisition by Liberty of IDT's Entertainment Division. Today's closing encompasses all of the U.S. and certain international operations. The parties expect that the remainder of the transaction comprising the sale of the Canadian and Australian operations will occur in the next several weeks after certain regulatory approvals have been obtained and customary closing conditions have been satisfied. IDT's Entertainment Division will be combined with Liberty subsidiary Starz Entertainment Group and will be attributed to the Liberty Capital Group.

"Joining IDT Entertainment and Starz will allow both to benefit and grow as part of an integrated media organization with substantial programming production capabilities and access to all distribution outlets," said Liberty president and CEO Gregory B. Maffei. "And this transaction advances our strategy of converting passive assets into operating business units."

"In a few short years, IDT Entertainment grew from a start-up to a producer and distributor of first class animated and live action programming," said Jim Courter, CEO of IDT Corporation. "The next phase of its development will be directed by Liberty Media, a company with a record for realizing the potential of media and entertainment assets."

Liberty Media Corporation is a holding company that owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty's interests in QVC, Provide Commerce, IAC/InterActiveCorp and Expedia, and the Liberty Capital group, which includes all of Liberty's assets that are not attributed to the Liberty Interactive group, including Liberty's interests in Starz Entertainment Group and News Corporation.

Starz Entertainment Group LLC (SEG) is a premium movie service provider operating in the United States. SEG offers 16 movie channels including the flagship Starz(R) and Encore(R) brands with approximately 14.6 million and 26.4 million subscribers respectively. Starz Entertainment Group airs more than 1,000 movies per month across its pay TV channels and offers advanced services including Starz HDTV, Starz On Demand

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and Vongo(SM). Starz Entertainment Group is a wholly-owned subsidiary of Liberty
Media Corporation that is attributed to Liberty Capital Group. WWW.STARZ.COM.

IDT Corporation ("IDT") is a multinational company that operates its businesses through its subsidiary divisions. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT's Capital division incubates newer businesses, and the company's Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Through IDT's recent purchase and integration of Net2Phone, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital's operations include an Energy Services Company (ESCO) in New York State, brochure distribution and other smaller initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C respectively.

Liberty Media Contact: John Orr (720) 875-5622
Starz Contact: Tom Southwick (720) 852-5821
IDT Contact: Gil Nielsen (973) 438-3553